Exhibit 10.01

TAX ALLOCATION AGREEMENT

dated as of June 19, 2006

among

New Sally Holdings, Inc.

Sally Holdings, Inc.

New Aristotle Holdings, Inc.

and

Alberto-Culver Company

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS		2

SECTION 1.01.	General	2

ARTICLE II TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS		7

SECTION 2.01.	Obligations to File Tax Returns.	7
SECTION 2.02.	Obligation to Remit Taxes	8
SECTION 2.03.	Tax Indemnity; Prior Agreements; Refunds.	8
SECTION 2.04.	Restructuring Taxes; Other Taxes Relating to the Distribution.	9
SECTION 2.05.	Sally Taxes; Alberto-Culver Taxes.	10
SECTION 2.06.	Calculation of Estimated Pre-Closing Income Taxes; Pre-Closing vs. Post-Closing Issues	10
SECTION 2.07.	Tax Attributes	13
SECTION 2.08.	Carryback Provisions	13
SECTION 2.09.	General Tax Payments	14
SECTION 2.10.	Other Payments	15
SECTION 2.11.	Notice	15
SECTION 2.12.	Audit or Redetermination of U.S. Federal Income Tax Liability or U.S. State, Local or Municipal Consolidated, Combined or Unitary Income Tax Liability.	15
SECTION 2.13.	Amended Tax Returns	15

ARTICLE III TAX AUDITS		16

SECTION 3.01.	Controlling Party	16
SECTION 3.02.	Indemnified Claims in General	16
SECTION 3.03.	Certain Tax Claims	16
SECTION 3.04.	Payments with Respect to Claims.	17

ARTICLE IV COOPERATION		18

SECTION 4.01.	Inconsistent Actions	18
SECTION 4.02.	Prohibited Acts.	19
SECTION 4.03.	Cooperation with Respect to Tax Return Filings, Examinations and Tax Related Controversies	20
SECTION 4.04.	Cooperation with Respect to Particular Tax Return Filings	20
SECTION 4.05.	Other Tax Matters	20

ARTICLE V RETENTION OF RECORDS; ACCESS		21

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TAX ALLOCATION AGREEMENT

TAX ALLOCATION AGREEMENT (this “Agreement”), dated as of June 19, 2006, among New Sally Holdings, Inc., a Delaware corporation (“New Sally”), Sally Holdings, Inc., a Delaware corporation (“Sally”) (New Sally and Sally, collectively, the “Sally Parties”), Alberto-Culver Company, a Delaware corporation (“Alberto-Culver”), and New Aristotle Holdings, Inc., a Delaware corporation (“New Alberto-Culver”) (Alberto-Culver and New Alberto-Culver, collectively, the “Alberto-Culver Parties”).

RECITALS

WHEREAS, Alberto-Culver is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which currently files consolidated federal Income Tax Returns (the “Affiliated Group”);

WHEREAS, pursuant to the Separation Agreement dated as of the date hereof between the Sally Parties and the Alberto-Culver Parties (as may be amended from time to time in accordance with its terms, the “Separation Agreement”) and the Investment Agreement (as defined below), New Sally will distribute to its stockholders on a pro rata basis, (i) all of the issued and outstanding shares of New Alberto-Culver common stock (“New Alberto-Culver Common Stock”) (as described more fully in the Separation Agreement, the “Share Distribution”) and (ii) a cash dividend of $25 per share (as described more fully in the Separation Agreement, the “Cash Distribution”) (the Share Distribution and the Cash Distribution collectively referred to herein as the “Distributions”);

WHEREAS, the Sally Parties, New Aristotle Company, and the Alberto-Culver Parties have entered into an Investment Agreement, dated as the date hereof (the “Investment Agreement”) with CDRS Acquisition LLC, a Delaware limited liability company (“Investor”) pursuant to which, prior to the Distributions, Alberto-Culver will undertake the Alberto-Culver Merger, the Alberto-Culver Conversion, the New Alberto-Culver Contribution and the Sally Distribution, and the Investor will make the Equity Investment (as defined in the Separation Agreement);

WHEREAS, in connection with the transactions contemplated by the Investment Agreement, one or more of the Sally Group members will incur $1.85 billion of indebtedness (the “Debt Financing”);

WHEREAS, the parties to this Agreement intend that (i) the Alberto-Culver Merger and the Alberto-Culver Conversion together will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) following the Alberto-Culver Merger and the Alberto-Culver Conversion, New Sally will become the common parent of the Affiliated Group; (iii) the New Alberto-Culver Contribution followed by the Share Distribution will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Code; (iv) the Cash Distribution will constitute a distribution taxable under Sections 301 and 356(b) of the Code; and (v) the Share Distribution will qualify as a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code;

WHEREAS, after the Distributions Date (as defined in the Separation Agreement), neither Alberto-Culver, New Alberto-Culver nor any of the Alberto-Culver Subsidiaries (as hereinafter defined) will be a member of the Affiliated Group for federal income tax purposes and Alberto-Culver will be disregarded as an entity separate from New Alberto-Culver for U.S. federal income tax purposes;

WHEREAS, after the Distributions the Affiliated Group shall continue and New Sally shall be treated as the common parent of the Affiliated Group for federal income tax purposes; and

WHEREAS, the Sally Group and the Alberto-Culver Group (as hereinafter defined) desire on behalf of themselves and their successors to set forth their rights and obligations with respect to Taxes due for periods before, on and after the Distributions Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. General. Capitalized terms used in this Agreement have the meanings set forth in this Agreement, or, when not so defined, in the Separation Agreement or the Investment Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“AC Compensation Payments” has the meaning set forth in Section 2.06(d).

“Affiliate” has the meaning set forth in the Separation Agreement; provided that the term “Affiliate” shall not include any Family Shareholder.

“Affiliated Group” has the meaning set forth in the first recital.

“Agreement” means this Tax Allocation Agreement as the same may be amended from time to time.

“Alberto-Culver” has the meaning set forth in the preamble.

“Alberto-Culver Group” means Alberto-Culver, New Alberto-Culver, and the Alberto-Culver Subsidiaries.

“Alberto-Culver Parties” has the meaning set forth in the preamble.

“Alberto-Culver Subsidiary” means each direct and indirect Subsidiary of Alberto-Culver other than a member of the Sally Group.

“Alberto-Culver Taxes” means any Taxes (excluding Restructuring Taxes) that are treated as Alberto-Culver Taxes under this Agreement.

“Applicable Federal Rate” means the federal short-term rate set forth in Section 1274(d) of the Code, compounded quarterly.

“Cash Distribution” has the meaning set forth in the second recital.

“Change-in-Law” means a change in the Code, the Treasury Regulations or published administrative or judicial interpretation thereof.

“Claim” has the meaning set forth in Section 3.03.

“Controlling Party” means the party described as the Controlling Party in accordance with Section 3.01.

“Covered Group” means, in the case of any Covered Group Taxes, the group of Persons that join in the filing of the consolidated, combined or unitary Tax Return upon which such Covered Group Taxes are reported.

“Covered Group Taxes” means any federal, state or local Taxes reportable on a consolidated, combined or unitary Tax Return for a group that includes both New Alberto-Culver, Alberto-Culver or any Alberto-Culver Subsidiary, on the one hand, and New Sally, Sally or any Sally Subsidiary, on the other hand.

“Covered Group Year” means, in the case of any Covered Group, any Taxable year of such Covered Group that ends prior to or includes the Distributions Date.

“Debt Financing” has the meaning set forth in the fourth recital.

“Distributions” has the meaning set forth in the second recital.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Pre-Closing Income Taxes” has the meaning set forth in Section 2.06(a).

“Family Shareholder” means a “Stockholder” as defined in the Support Agreement.

“Filing Party” has the meaning set forth in Section 2.09.

“Final Determination” means with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

“Income Tax” means any Tax measured by or imposed on net income.

“Indemnifiable Losses” has the meaning set forth in the Separation Agreement.

“Indemnitor” has the meaning set forth in Section 3.02.

“Independent Firm” has the meaning set forth in Article VI.

“Investment Agreement” has the meaning set forth in the third recital.

“Investor” has the meaning set forth in the third recital.

“IRS” means the United States Internal Revenue Service.

“Liable Party” has the meaning set forth in Section 2.09.

“New Alberto-Culver” has the meaning set forth in the preamble.

“New Sally” has the meaning set forth in the preamble.

“Person” has the meaning set forth in the Investment Agreement.

“Post Change-in-Law Investor Sale” means any sale of New Sally Common Stock by the Investor or its Affiliates (other than the Sally Parties or any Subsidiary of the Sally Parties) if and to the extent that, solely as a result of a Change-in-Law after the Distributions Date and prior to the date of such sale, such sale results in Restructuring Taxes being imposed.

“Post-Distribution Period” means any Taxable year or other Taxable period beginning after the Distributions Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Distributions Date, that part of the Taxable year or other Taxable period that begins at the beginning of the day after the Distributions Date.

“Pre-Distribution Period” means any Taxable year or other Taxable period that ends on or before the close of the Distributions Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Distributions Date, that part of the Taxable year or other Taxable period through the close of the Distributions Date.

“Prior Payments” means, for any type of Tax Return and any Taxable year, all payments previously made to a Governmental Entity in respect of such Tax Return for such Taxable year and the amount of any overpayment for a prior Taxable period that is creditable against the liability reportable on such Tax Return for such Taxable year.

“Private Letter Ruling” means any private letter ruling received from the IRS to the effect that, on the basis of the facts, representations and assumptions set forth in the written request for such ruling which are consistent with the state of facts existing at the Distributions Time, the Share Distribution will constitute a tax-free distribution under Section 355 and part of a tax-free reorganization under Section 368(a)(1)(D) of the Code.

“Prohibited Acts” has the meaning specified in Section 4.02(a).

“Restricted Period” has the meaning specified in Section 4.02(a).

“Restructuring Taxes” means any Taxes (and other liabilities, including, without limitation, liability to stockholders and the costs of defending against the imposition of such Taxes and other liabilities) of any member of the Sally Group or the Alberto-Culver Group arising from or attributable to one or more of the Transactions, including but not limited to (a) any failure of the Share Distribution to constitute a tax-free distribution under Section 355 and Section 368(a)(1)(D) of the Code, or (b) any failure of any stock of New Alberto-Culver to qualify as “qualified property” within the meaning of Section 355(c)(2) or Section 361(c)(2) of the Code because of the application of Section 355(d) or Section 355(e) of the Code to the Share Distribution.

“Ruling Request” means the ruling request and any other materials (including the attachments and supplemental submissions to the IRS) delivered or deliverable by the Alberto-Culver Parties and others in connection with the issuance by the IRS of the Private Letter Ruling.

“Sally” has the meaning set forth in the preamble.

“Sally Compensation Payments” has the meaning set forth in Section 2.06(d).

“Sally Group” means New Sally, Sally and the Sally Subsidiaries.

“Sally Parties” has the meaning set forth in the preamble.

“Sally Subsidiary” means each direct and indirect Subsidiary of Sally other than a member of the Alberto-Culver Group.

“Sally Tainting Act” means:

(a) any action (or failure to take any reasonably available action) by any of the Sally Parties or any Affiliate of the Sally Parties after the Distributions Date; or

(b) any Prohibited Act performed by any of the Sally Parties or any Affiliate of the Sally Parties after the Distributions Date;

provided that:

(A) except as otherwise provided in clauses (B) and (C) below, the following shall not constitute a Sally Tainting Act: (i) any sale of New Sally Common Stock by the Investor or its Affiliates (other than the Sally Parties or any Subsidiary of the Sally Parties), (ii) any action contemplated by the Investment Agreement or any of the Transaction Agreements, including for the avoidance of doubt the distribution of the New Aristotle Common Stock in the Share Distribution, the Equity Investment and the issuance of the Substitute Sally Options, (iii) any action taken by any Family Shareholder or any issuance of New Sally Common Stock at the request of Alberto-Culver pursuant to Section 4.05, or (iv) any action, failure to take any action, or Prohibited Act described in clause (a) or (b) above taken pursuant to any agreement or arrangement of any member of the Sally Group or the Alberto-Culver Group entered into on or prior to the Distributions Date, including for the avoidance of doubt the issuance of any New Sally stock pursuant to any Substitute Sally Option,

(B) any sale of New Sally Common Stock by the Investor or its Affiliates (other than the Sally Parties or any Subsidiary of the Sally Parties) until the first anniversary of the Distributions Date shall not be excluded from the meaning of Sally Tainting Act under any clause of paragraph (A) above, and

(C) any Post Change-in-Law Investor Sales during the period beginning on the date after the first anniversary of the Distributions Date and ending on the second anniversary of the Distributions Date shall not be excluded from the meaning of Sally Tainting Act under any clause of paragraph (A) above.

“Sally Taxes” means any Taxes (excluding Restructuring Taxes) that are treated as Sally Taxes under this Agreement.

“Sally Separate Group Basis” means, in the case of any Covered Group Taxes for a Covered Group Year, the amount of such Covered Group Taxes for such Covered Group Year that would have been due if the underlying Covered Group consisted solely of members of the Sally Group and did not include any members of the Alberto-Culver Group and computed (i) by taking into account elections and accounting methods actually used in computing such Covered Group Taxes for such Covered Group Year, (ii) with appropriate adjustments to take into account the application of Treasury Regulations §1.1502-13 or similar provisions of state and local Tax law to any intercompany transactions between members of the Sally Group (on one hand) and members of the Alberto-Culver Group (on the other hand) and (iii) with such other adjustments as are contemplated by this Agreement.

“Separation Agreement” has the meaning set forth in the second recital.

“Share Distribution” has the meaning set forth in the second recital.

“Shared Return” means a Tax Return described in clause (a) or (b) of Section 2.01.

“Specified AC Tax” has the meaning set forth in Section 2.05(b).

“Standalone Sally Tax” has the meaning set forth in Section 2.05(b).

“Standalone Sally Income Tax” means a Standalone Sally Tax constituting an Income Tax.

“Subsidiary” means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) has the meaning set forth in the Investment Agreement.

“Tax Carryover Attribute” has the meaning specified in Section 2.08.

“Tax Opinion” means the tax opinion described in Section 7.1(g) of the Investment Agreement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Transaction Taxes” has the meaning set forth in Section 2.04(b).

ARTICLE II

TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS

SECTION 2.01. Obligations to File Tax Returns.

(a) From and after the Distributions Time, New Alberto-Culver shall prepare and timely file or cause to be timely filed all original Income Tax Returns with respect to any member of the Sally Group for any Taxable year ending on or before September 30, 2006 (including any original Income Tax Return for any Covered Group Taxes for any Taxable year ending on or before September 30, 2006), whether or not such Income Tax Return includes any member of the Alberto-Culver Group.

(b) From and after the Distributions Time, New Sally shall prepare and timely file or cause to be timely filed all Covered Group Income Tax Returns for Covered Group Years which begin after September 30, 2006 that (i) are required to be filed by New Sally and (ii) are due after the Distributions Date.

(c) From and after the Distributions Time, New Alberto-Culver shall, in addition to the Income Tax Returns described in clause (a), prepare and timely file or cause to be timely filed any other Tax Return (other than any Income Tax Returns described in clause (b) or (d)) with respect to any member of the Alberto-Culver Group.

(d) From and after the Distributions Time, New Sally shall, in addition to the Income Tax Returns described in clause (b), prepare and timely file or cause to be timely filed any other Tax Returns (other than an Income Tax Return described in clause (a)) with respect to any member of the Sally Group.

(e) All Tax Returns relating to any member of the Sally Group for Taxable years or periods ending on or before or including the Distributions Date shall (to the extent permitted by Applicable Laws) be prepared on a basis consistent with the elections, methods of accounting, positions, conventions and principles of taxation and the manner in which any Tax item or other information is reported as reflected in comparable Income Tax Returns filed before the date of this Agreement, provided that a different method can be used (x) if it would not increase Taxes for which the Alberto-Culver Group would be responsible under this Agreement or (y) with the prior written consent of New Alberto-Culver (such consent not to be unreasonably withheld). The preceding sentence shall not apply (i) to the extent otherwise contemplated or required by the Ruling Request or Private Letter Ruling, or (ii) if there has been a change in Applicable

Laws. Consent shall not be considered unreasonably withheld within the meaning of the second preceding sentence if such different method would increase Taxes for which the Alberto-Culver Parties would be responsible under this Agreement and for which New Sally does not compensate the Alberto-Culver Parties. New Alberto-Culver shall (A) make available to New Sally any Shared Return it is responsible for filing at least 30 calendar days prior to filing, provided that New Sally shall supply New Alberto-Culver with all information regarding any member of the Sally Group necessary for preparing such Shared Return at least 60 calendar days prior to the due date for filing such Shared Return, and (B) make reasonable revisions to such Shared Returns that are requested by New Sally. New Sally shall (A) make available to New Alberto-Culver any Shared Return it is responsible for filing at least 30 calendar days prior to filing, provided that New Alberto-Culver shall supply New Sally with all information regarding any member of the Alberto-Culver Group necessary for preparing such Shared Return at least 60 calendar days prior to the due date for filing such Shared Return, and (B) make reasonable revisions to such Shared Return that are requested by New Alberto-Culver.

(f) New Alberto-Culver or New Sally as the case may be shall bear 100% of out-of-pocket costs, including accountants’ and attorneys’ fees, incurred after the Distributions Date in preparing any Shared Returns it is responsible for preparing and filing under Section 2.01.

SECTION 2.02. Obligation to Remit Taxes. Following the Distributions Date, New Sally and New Alberto-Culver shall each timely remit or cause to be remitted any Taxes due in respect of any Tax Return it is required to file or cause to be filed pursuant to Section 2.01.

SECTION 2.03. Tax Indemnity; Prior Agreements; Refunds.

(a) From and after the Distributions Time, the Alberto-Culver Parties shall, in a manner consistent with the principles of Section 4.05(a) of the Separation Agreement, indemnify, defend, and hold harmless the Sally Indemnified Parties from and against, any and all Indemnifiable Losses incurred or suffered by one or more of the Sally Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly, (i) any Alberto-Culver Taxes (including, for the avoidance of doubt, any Alberto-Culver Taxes arising from a redetermination thereof from an audit or examination); and (ii) any amount for which New Alberto-Culver is liable under Section 2.04. Any amount payable by the Alberto-Culver Parties to the Sally Parties with respect to any Tax pursuant to this Section 2.03(a) shall be reduced by any direct or indirect payments made by the Alberto-Culver Parties or any Alberto-Culver Affiliate with respect to such Tax after the Distributions Date to any Sally Indemnified Party.

(b) From and after the Distributions Time, the Sally Parties shall, in a manner consistent with the principles of Section 4.05(a) of the Separation Agreement, indemnify, defend, and hold harmless the Alberto-Culver Indemnified Parties from and against, any and all Indemnifiable Losses incurred or suffered by one or more of the Alberto-Culver Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly, (i) any Sally Taxes (including, for the avoidance of doubt, any Sally Taxes arising from a redetermination thereof from an audit or examination); and (ii) any amount for which New Sally is liable under Section 2.04. Any amount payable by the Sally Parties to the Alberto-Culver Parties with respect to any Tax pursuant to this Section 2.03(b) shall be reduced by any direct or indirect payments made by the Sally Parties or any Sally Affiliate with respect to such Tax after the Distributions Date to any Alberto-Culver Indemnified Party.

(c) Any and all prior Tax sharing agreements or practices between the Sally Parties or any Sally Subsidiary, on the one hand, and the Alberto-Culver Parties or any Alberto-Culver Subsidiary, on the other hand, shall automatically be terminated as of the Distributions Date (other than any such agreements set forth in the Transaction Agreements).

(d) From and after the Distributions Time, New Alberto-Culver shall be entitled to any refund of or credit for Alberto-Culver Taxes, provided that the Sally Parties shall be entitled to receive and retain any refund of Taxes (A) to the extent such refund is attributable to a Tax Carryover Attribute of any member of the Sally Group or (B) such refund was credited against any liability of the Alberto-Culver Parties to the Sally Parties pursuant to Section 2.06 of this Agreement. From and after the Distributions Time, New Sally shall be entitled to any refund of or credit for Taxes to which Alberto-Culver is not entitled pursuant to the preceding sentence. Notwithstanding the foregoing (but without duplication), any Tax refund attributable to a change in accounting method for lease accounting for the Taxable year ended September 30, 2005 shall be considered for the account of the Alberto-Culver Parties for purposes of Section 2.06.

SECTION 2.04. Restructuring Taxes; Other Taxes Relating to the Distribution.

(a) Except to the extent otherwise provided in the next sentence, the Alberto-Culver Parties shall be liable for 100% of any Restructuring Taxes. The Sally Parties shall be liable for any Restructuring Tax that is imposed solely as a result of a Sally Tainting Act.

(b) The Sally Parties shall be liable for 50% and the Alberto-Culver Parties shall be liable for 50% of any sales, transfer, value added or other similar Taxes or fees (including all real estate, transfer Taxes and real estate recording fees but excluding patent, copyright, and trademark recording fees and similar items relating to patents, copyrights and trademarks (which are governed by Section 6.6 of the Investment Agreement) and excluding Restructuring Taxes) payable in connection with the transactions contemplated by the Separation Agreement and the Investment Agreement (the “Transaction Taxes”). The parties agree to timely sign and deliver such certificates or forms as are requested by the other party and may be necessary or appropriate to enable such party to file promptly and timely the Tax Returns for such Transaction Taxes with the appropriate Taxing authorities and remit payment of the Transaction Taxes.

(c) Notwithstanding any other provision of this Agreement, the Alberto-Culver Parties shall be liable for all Taxes arising from or attributable to (i) any excess loss accounts or deferred intercompany transactions taken into account under Section 1502 of the Code or Treasury Regulations issued thereunder and any similar items (including but not limited to “deferred intercompany stock accounts” for California tax purposes) taken into account under state, local or foreign Tax laws as a result of the transactions contemplated by the Separation Agreement and the Investment Agreement (including deferred intercompany gain attributable to the license of certain intangibles granted by Alberto-Culver to Pro-Line International, Inc.), (ii) Sections 301(c)(3) or 357(c) of the Code and any similar provisions of state, local and foreign Tax law as a result of the transactions contemplated by the Separation Agreement or the Investment Agreement, except as described in Section 2.04(d), (iii) recapture of any “dual consolidated losses” attributable to any member of the Alberto-Culver Group within the meaning of Section 1503 of the Code, (iv) any failure to withhold Taxes with respect to payments to be made to non-residents of the United States, or to employees, in connection with the transactions contemplated by the Separation Agreement, if such failure is attributable to Alberto-Culver’s failure prior to the Distributions Date to (x) provide New Sally with an accurate estimate of earnings and profits pursuant to Section 6.10(d) of the Investment Agreement or (y) institute proper procedures to enable New Sally to timely and properly withhold and remit such Taxes, or and (v) any Taxes arising as a result of a disallowance of deductions for expenses incurred during the Taxable year ending September 30, 2006 relating to failed merger and acquisition related activity of the Affiliated Group.

(d) Notwithstanding any other provision of this Agreement (including Section 2.04(c)), the Sally Parties shall be liable for (i) all Taxes arising from or attributable to any deferred intercompany transactions relating to sales of inventory from a member of the Alberto Group to a member of the Sally Group (but only in an amount of Taxable income or gain not to exceed $5 million); (ii) any Tax incurred in distributing the Debt Financing proceeds from the borrower(s) thereof to New Sally; and (iii) any Tax arising from a failure to remit Taxes with respect to payments to be made to non-residents of the United States, or employees, in connection with the transactions contemplated by the Separation Agreement, except to the extent such failure is attributable to a failure by Alberto-Culver to institute proper procedures to enable New Sally to properly withhold under Section 2.04(c) above or provide New Sally with an accurate estimate of earnings and profits pursuant to Section 6.10(d) of the Investment Agreement.

SECTION 2.05. Sally Taxes; Alberto-Culver Taxes.

(a) The portion of any Covered Group Taxes for any Covered Group Year constituting Sally Taxes shall be computed on a Sally Separate Group Basis. The remaining portion of any Covered Group Taxes for any Covered Group Year shall constitute Alberto-Culver Taxes.

(b) Any Tax (including escheat liability) other than Covered Group Taxes (which Taxes are addressed in Section 2.05(a) above and Section 2.12 below) shall constitute (i) an Alberto-Culver Tax to the extent a member of the Alberto-Culver Group has the primary liability to a Governmental Entity for such Tax and (ii) a Sally Tax to the extent a member of the Sally Group has the primary liability to a Governmental Entity for such Tax, provided that any Tax of Alberto-Culver attributable to a Pre-Distribution Period for which New Sally is liable after the Distributions Date to such Governmental Entity as a “successor” to Alberto-Culver for Tax purposes for any Covered Group Year (such Tax, a “Specified AC Tax”) shall constitute an Alberto-Culver Tax. Any Sally Taxes described in this Section 2.05(b) shall constitute “Standalone Sally Taxes”.

SECTION 2.06. Calculation of Estimated Pre-Closing Income Taxes; Pre-Closing vs. Post Closing Issues.

(a) The Required Retained Cash Amount shall include the Estimated Pre-Closing Income Taxes. “Estimated Pre-Closing Income Taxes” shall mean the net amount of:

(i) Pre-2007 Covered Group Taxes and Sally Standalone Income Taxes: with respect to all Shared Returns (i.e., Income Tax Returns with respect to Covered Group Taxes or Sally Standalone Income Taxes) to be filed after the Distributions Date for a Taxable year ending on or before the Distributions Date, an estimate of the total amount of Income Taxes that will be reflected on such Shared Returns less the Prior Payments for such Shared Returns as of the Distributions Date;

(ii) 2007 Group Taxes: with respect to all Shared Returns for Covered Group Taxes to be filed after the Distributions Date for any taxable year that began before and ends after the Distributions Date, an estimate of the Covered Group Taxes reportable on such Shared Returns that are attributable to the portion of such taxable year ending on the Distributions Date (including any Taxes described in Section 2.04(c)(i), (ii) or (iii)), less the Prior Payments for such Shared Returns as of the Distributions Date;

(iii) 2007 Standalone Sally Income Taxes: with respect to all Income Tax Returns to be filed after the Distributions Date for Standalone Sally Income Taxes for any taxable year that began before and ends after the Distributions Date, an estimate of the Standalone Sally Income Taxes reportable on such Tax Returns that are attributable to the portion of such taxable year ending on the Distributions Date, less the Prior Payments for such Tax Returns as of the Distributions Date;

(iv) 2007 Specified AC Taxes: with respect to all Tax Returns to be filed after the Distributions Date for Specified AC Taxes for any taxable year that began before and ends after the Distributions Date, an estimate of the Specified AC Taxes reportable on such Tax Returns less the Prior Payments for such Tax Returns as of the Distributions Date;

(v) Cushion: an amount equal to $2.0 million plus an additional $500,000 for each audit shown on Schedule 2.06 of this Agreement that is not resolved and fully paid prior to the Distributions Date, as full compensation for Sally Taxes attributable to Pre-Distribution Periods for which Tax Returns have already been filed as of the Distributions Date; and

(vi) Refunds: without duplication, any Tax refunds and overpayments described in Section 2.06(f) attributable to periods ending prior to September 30, 2006 and not otherwise taken into account in clauses (i) through (v) above.

(b) Upon the filing after the Distributions Date of any Shared Return required to be taken into account in computing the Estimated Pre-Closing Income Taxes under Section 2.06(a)(i) (relating to Pre-2007 Group Taxes and Pre-2007 Standalone Sally Income Taxes), a “true-up” payment shall be made between New Sally and New Alberto-Culver to adjust for any differences between the amounts actually reflected on such Income Tax Return and the estimates taken into account in computing the Estimated Pre-Closing Income Taxes. Upon the filing after the Distributions Date of any Shared Return required to be taken into account in computing the Estimated Pre-Closing Income Taxes under Section 2.06(a)(ii) (relating to 2007 Group Taxes), a “true-up” payment shall be made between New Sally and New Alberto-Culver to adjust for any difference between the Alberto-Culver Taxes reflected on such Income Tax Return and the Alberto-Culver Taxes estimated under Section 2.06(a)(ii) for such Shared Return (with the amount of Alberto-Culver Taxes being determined in accordance with the principles set forth in Section 2.05(a)). Upon receipt, crediting, offset or disallowance of any refunds or overpayments taken into account under Section 2.06(a), a “true-up” payment shall be made between New Sally and New Alberto-Culver to adjust for any differences between the amounts actually received by the New Sally Group after the Distributions Date (or the actual amount credited or offset against a Tax for which the New Sally Group is responsible after the Distributions Date) and the amounts taken into account under Section 2.06(a). To the extent any refund or overpayment is not so received, credited or offset on or prior to the second anniversary of the Distributions Date, (i) such refund or overpayment shall be deemed to have been disallowed and a true-up payment shall be made by New Alberto-Culver to New Sally and (ii) if such refund or overpayment is thereafter so received, credited or offset, New Sally shall make a payment to New Alberto-Culver to reverse such true-up payment. All true-up payments pursuant to this Section 2.06(b) shall be made without duplication of true-up payments made to the Sally Parties pursuant to Section 2.04(c) of the Separation Agreement to the extent such payments relate to Estimated Pre-Closing Income Taxes. The parties shall cooperate in simplifying the true-up procedures contemplated by this Section 2.06(b).

(c) For purposes of Section 2.06(a)(ii) and (iii), in the case of any Income Taxes imposed for a taxable year that begins before but ends after the Distributions Date, the items of income, gain, loss and deduction attributable to the portion of such taxable year ending on the Distributions Date shall be determined using the interim closing-of-the-books method in a manner that does not distort the portion of the net taxable income treated as attributable to the pre-Distribution period or the post-Distribution period by (i) in the case of any deductions that are calculated on an annual basis (such as the deduction for depreciation), apportioning such deductions ratably between Pre-Distribution Periods and Post-Distribution Periods on a per diem basis, (ii) equitably apportioning any adjustments under Section 481 of the Code and similar items between the pre-Distributions Date portion and the post-Distributions Date portion (other than as a result of a filing by New Sally of an application for change in method of accounting following the Distributions Date), and (iii) giving effect to the intent of Section 2.06(d).

(d) Notwithstanding any other provision of this Agreement, to the extent permitted by law, the following amounts (the “Sally Compensation Payments”) shall be treated as deductible by New Sally or its Subsidiaries for all Income Tax purposes and attributable to taxable years (or portions thereof) that begin after the Distributions Date: (i) any amount payable by the Sally Parties as to which Alberto-Culver is required to make a payment to Sally pursuant to Section 4.03 of the Employee Matters Agreement representing the after-tax cost of such payment, (ii) the $3.6 million payable to Michael Renzulli in connection with the Transactions and (iii) any deduction arising by virtue of the exercise after the Distributions Time of any compensatory option to acquire New Sally Common Stock. To the extent permitted by law, the following amounts (the “AC Compensation Payments”) shall be treated as deductible by Alberto-Culver or its Subsidiaries for all Income Tax purposes (and not by Sally): (A) any deduction arising by virtue of the exercise of any compensatory option to acquire Alberto-Culver Stock or New Alberto-Culver Common Stock, and (B) any deduction arising by virtue of the vesting prior to or after the Distributions Time of any restricted shares of Alberto-Culver Common Stock that were outstanding for corporate purposes as of the third trading day prior to the Distributions Time. In the event that, notwithstanding the foregoing, it is determined that any Sally Compensation Payment is deductible by Alberto-Culver or any of its Subsidiaries or any AC Compensation Payment is deductible by New Sally or any of its Subsidiaries, appropriate reconciliation payments shall be made between the parties.

(e) To the extent required by Applicable Laws, the Taxable year of each member of the Alberto-Culver Group shall close at the close of the Distributions Date and the Taxable income of such year for Income Tax purposes shall be computed taking into account the principles of Treasury Regulation Section 1.1502-76(b) or of a corresponding provision under the laws of an applicable state, local, municipal or foreign jurisdiction, except that no “ratable allocation election” for extraordinary items as defined thereunder will be made.

(f) For purposes of Section 2.06(a), Tax refunds entitled to be received by New Sally or its Subsidiaries after the Distributions Date that have been applied for but not yet received shall be treated as Prior Payments but solely to the extent the Sally Parties are permitted to retain such refunds after the Distributions Time. Any refund of Taxes received by or on behalf of Monarch Beauty Supply Co. Ltd., which is required to be paid over to a third party under an indemnity obligation, shall not constitute a Prior Payment, except to the extent the third party has already been otherwise compensated by Alberto-Culver prior to the Distributions Time and the obligation to the turn over such refund has thus been extinguished. To the extent such refund is received before the Distributions Time, Alberto-Culver shall have caused such refund to be paid over to such third party and any amount not paid over shall be treated as an unpaid Alberto-Culver Tax for all purposes of this Agreement. Any other Tax refund that gives rise to an offsetting obligation to a third party shall be treated similarly. Any overpayment or refund that would otherwise be taken into account under this Section 2.06 shall be reduced to take into account any Tax cost that would arise from such overpayment or refund. Any refund that would otherwise be taken into account under this Section 2.06 shall exclude any interest with respect thereto for periods after the Distributions Date.

SECTION 2.07. Tax Attributes. Tax benefit carryforwards to Post-Distribution Periods, including net operating loss carryforwards, net capital loss carryforwards, foreign Tax credit carryforwards and research and development credit carryforwards shall be computed and allocated between the Alberto-Culver Group and the Sally Group based on the group that generated such item, except to the extent otherwise provided under Applicable Laws.

SECTION 2.08. Carryback Provisions. Unless the parties otherwise agree in writing, the Alberto-Culver Parties and the Sally Parties shall elect and shall cause each of the Alberto-Culver Subsidiaries or Sally Subsidiaries to elect, where permitted by Applicable Laws, to carry forward any loss, credit or similar Tax attribute (“Tax Carryover Attribute”) arising in a Post-Distribution Period, with respect to a Shared Return, that could, in the absence of such election, be carried back to a Pre-Distribution Period. Any refund or credit of Taxes resulting from the required carryback of any Tax Carryover Attribute attributable to a member of the Alberto-Culver Group arising in a Post-Distribution Period shall be for the account and benefit of New

Alberto-Culver; provided, however, that New Sally shall only be required to pay such amount to New Alberto-Culver at the time such amount is actually realized in cash, credit, refund or offset by the Sally Group after taking into account (i) all other Tax attributes of the Affiliated Group and (ii) any carryback of any Tax Carryover Attribute attributable to any member of the Sally Group. Any refund, credit or offset of Taxes resulting from the carryback of any Tax Carryover Attribute attributable to a member of Sally Group arising in a Post-Distribution Period shall be for the account and benefit of New Sally. If a member of the Alberto-Culver Group recognizes a Tax Carryover Attribute that, under Applicable Laws, must be carried back to a Pre-Distribution Period during which Alberto-Culver or any Alberto-Culver Subsidiary joined in filing a Tax Return on a consolidated, combined, or unitary basis with one or more of New Sally, Sally or any Sally Subsidiary, New Sally shall, at the expense of New Alberto-Culver, file appropriate refund claims within a reasonable period after being requested by New Alberto-Culver to do so, unless such filing shall affect the liability or any attributes of the Sally Parties or any of their Affiliates under this Agreement (including the ability of any member of the Sally Group to carry back a Tax attribute), in which case such filing shall be subject to New Sally’s prior written consent (such consent not to be unreasonably withheld). Consent shall not be considered unreasonably withheld within the meaning of the preceding sentence if such filing would increase Taxes for which the Sally Parties would be responsible under this Agreement and for which New Alberto-Culver does not compensate the Sally Parties. If a refund claim for which the Alberto-Culver Parties have received payment from the Sally Parties is subsequently disallowed by the relevant Governmental Entity, the Alberto-Culver Parties shall promptly return such payment to the Sally Parties together with any interest, penalties and additions to Tax resulting from such disallowance. No member of either the Sally Group or the Alberto-Culver Group shall claim “group relief” for United Kingdom corporation tax purposes with respect to any member of the other group without the prior written consent of such other group (such consent not to be unreasonably withheld). New Sally agrees to elect to claim a credit (rather than a deduction) for all foreign Taxes paid, deemed paid or accrued with respect to its Shared Return that includes the Distributions Date. New Sally shall allow the Alberto-Culver Parties to prepare and file a claim for refund for any such creditable foreign Taxes which can be carried back to a preceding Tax year. Any Tax refund resulting from such foreign Tax credit carryback claim shall be allocated to the Alberto-Culver Parties in a ratio of the foreign Taxes paid, deemed paid or accrued prior to the Distributions Date divided by the total foreign Taxes paid, deemed paid or accrued with respect to the entire Taxable year. Any remaining Tax refund shall be allocated to the Sally Parties.

SECTION 2.09. General Tax Payments. With respect to any Taxes for which one party (the “Liable Party”) is liable under Article II and that are to be remitted in connection with Tax Returns to be filed by the other party (the “Filing Party”) after the Distributions Date, the Liable Party shall make any payment of estimated Taxes no later than the fifth day after receipt of written request (but not before the fifth date preceding the due date for such payment) from the Filing Party setting forth the Filing Party’s good faith estimate of the Liable Party’s portion of the estimated Taxes to be remitted. Promptly after the date that the Tax Return for the Taxable period is due (including extensions), the Filing Party shall provide a written request to the Liable Party describing in reasonable detail the amount of any true-up payment owed to the Filing Party and to be made by the Liable Party or any true-up payment owed by the Filing Party to the Liable Party as a result of an overpayment by the Liable Party. A true-up payment shall be made no later than fifteen (15) days after receipt of the written request for the true-up payment.

SECTION 2.10. Other Payments. Other payments due to a party under Article II shall be due (a) in the case of the receipt or crediting of a refund, five (5) days after such receipt or crediting and (b) in the case of a Final Determination, or the completion of an audit, assessment or examination or similar event, (2) days prior to the date payment is to be made to the Governmental Entity. In the case of a delay in payment, the party required to have made payment shall pay interest to the other party at the Applicable Federal Rate.

SECTION 2.11. Notice. New Sally and the New Alberto-Culver shall give each other prompt written notice of any payment that may be due under this Agreement, provided that any failure to notify shall not cause any party to forfeit substantive rights, except to the extent the other party is materially prejudiced thereby. Any payment that may be due under this Agreement is to be made by wire transfer of immediately available funds to the account designated by New Sally or New Alberto-Culver in such notice or by any other method as shall be agreed upon by New Sally and New Alberto-Culver.

SECTION 2.12. Audit or Redetermination of U.S. Federal Income Tax Liability or U.S. State, Local or Municipal Consolidated, Combined or Unitary Income Tax Liability.

(a) With respect to an audit or redetermination of any Covered Group Taxes for any Covered Group Year, the amount constituting Sally Taxes (other than with respect to Restructuring Taxes) shall be determined on the Sally Separate Group Basis with respect to the Sally Group and any remaining Taxes arising from such audit or redetermination shall constitute Alberto-Culver Taxes.

(b) To the extent required by Applicable Laws, with respect to any Income Tax audit or redetermination of any foreign Tax credit claimed with respect to any Pre-Distribution Period, in the determination of foreign source income, the research and development expenses, interest expenses, and other general administrative expenses shall be allocated to the foreign source income which gave rise to such expense allocation.

(c) For the avoidance of doubt, (i) any adjustment to or redetermination of the Tax liability of the Sally Group or the Alberto-Culver Group under this Section 2.12 shall be made only with respect to Covered Group Taxes for Covered Group Years which arise by reason of an audit, adjustment, redetermination or examination and (ii) in the case of any adjustment to any other Taxes, the liability arising therefrom shall be determined under the principles of Section 2.05(b).

SECTION 2.13. Amended Tax Returns. From and after the Distributions Time, the Sally Parties shall not, and shall not permit any of their Affiliates to, file any amended Tax Return for any Pre-Distribution Period that includes Alberto-Culver or any Alberto-Culver Subsidiary without the prior written consent of New Alberto-Culver (such consent not to be unreasonably withheld) unless such amended Tax Return does not affect the liability or any attributes of the Alberto-Culver Parties or any of their Affiliates under this Agreement or the Investment Agreement (including the ability of New Alberto-Culver to carry back a Tax Carryover Attribute in accordance with Section 2.08). Notwithstanding the foregoing, the parties agree to file the foreign Tax credit refund claims described in Section 2.08.

ARTICLE III

TAX AUDITS

The following provisions shall apply from and after the Distributions Time.

SECTION 3.01. Controlling Party. Except as otherwise provided in this Agreement, New Sally shall be the Controlling Party with respect to any Covered Group Tax for which it (or any of its Subsidiaries) has the primary liability to the Governmental Entity (e.g., U.S. federal Income Taxes) and New Alberto-Culver shall be the Controlling Party for any Covered Group Taxes for which it (or any of its Subsidiaries) has the primary liability to the Governmental Entity. The Controlling Party with respect to any Covered Group Tax shall have the right to control the conduct and disposition of all audits or other proceedings with respect to such Covered Group Tax, provided that New Alberto-Culver shall (subject to the other provisions of this Agreement) have the right to conduct and lead any audit or other proceedings with respect to any Covered Group Taxes for Taxable years ending on or prior to September 30, 2006, and any audit or other proceedings relating to any Restructuring Taxes, unless such Restructuring Taxes are imposed solely as a result of a Sally Tainting Act.

SECTION 3.02. Indemnified Claims in General. New Sally or New Alberto-Culver shall promptly notify the other in writing upon the receipt of any notice of audit, examination, redetermination or other like proceeding by the relevant Governmental Entity that could reasonably result in any indemnity obligation of a party under this Agreement (the “Indemnitor”), if the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and progress of the audit, examination, redetermination or other like proceeding and, subject to additional rights of the Indemnitor in certain circumstances under Section 3.03, shall permit the Indemnitor to participate in the proceeding at the Indemnitor’s own expense (including without limitation the right to participate in material conference calls and meetings and to have reasonable comments incorporated in any written submission or response submitted to the relevant Tax authority to the extent such items bear on the Tax for which the Indemnitor could be liable). The Controlling Party shall be liable for any failure to notify or provide such information to the Indemnitor, except to the extent the Indemnitor is not materially prejudiced thereby.

SECTION 3.03. Certain Tax Claims. Any issue raised by the relevant Governmental Entity in any Tax inquiry, audit, redetermination, examination, investigation, dispute, litigation or other proceeding that would result in liability to the Indemnitor under this Agreement is defined as a Claim (a “Claim”). Notwithstanding any other provision of this Agreement that may be construed to the contrary, the Controlling Party agrees to contest any Claim for which the Controlling Party is not reasonably likely to have any liability at the direction of the Indemnitor and not to settle any Claim without prior written consent of the Indemnitor, provided that (i) within 30 days after notice of a Claim is received by the Indemnitor, the Indemnitor shall request in writing that such Claim be contested and (ii) the Indemnitor shall agree to pay (and shall pay) on demand all reasonable out-of-pocket costs, Indemnifiable Losses (including, but not limited to, legal and accounting fees) paid or incurred by the Controlling Party in connection with contesting such Claim. The Indemnitor, at its option, may select as lead counsel of such defense any legal counsel reasonably satisfactory to the Controlling Party. In contesting any Claim in accordance with the foregoing, the Indemnitor shall, after reasonable consultation with the

Controlling Party, determine the nature of all actions to be taken to contest such Claim, including (x) whether any action to contest such Claim shall initially be by way of judicial or administrative proceeding, or both, (y) whether any such Claim shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof (provided that the Indemnitor will provide funds on an interest-free basis for payment in the case of the latter course consistent with Section 3.04(b) below), and (z) the court or other judicial body before which judicial action, if any, shall be commenced. To the extent the Indemnitor is not participating, the Controlling Party shall keep the Indemnitor (and, upon request by the Indemnitor, its counsel) informed as to the progress of the contest. In the case of a Claim for which both the Controlling Party and the Indemnitor may bear liability, each party shall bear its own expenses in contesting such a Claim, and the parties agree to use reasonable best efforts to separate the issues for resolution, to the extent possible. To the extent the issues cannot be separated, the parties shall, in good faith, use reasonable best efforts to jointly control the contesting of such a Claim (including the selection of lead counsel), although the party with the greater liability at stake shall ultimately have control over the settlement or other disposition of such Claim (including decisions described in clauses (x), (y) and (z) of the fourth sentence of this Section 3.03) after affording the other party the right to participate fully in contesting the Claim (including without limitation the right to attend material conference calls and meetings and to have reasonable comments incorporated in any written submission or response submitted to the relevant Tax authority to the extent such items bear on the Tax for which the other party could be liable).

SECTION 3.04. Payments with Respect to Claims.

(a) If the Indemnitor accepts full liability for a Claim and requests that the Controlling Party accept a settlement of a Claim offered by the relevant Taxing authority and if such Claim may, in the reasonable discretion of the Controlling Party, be settled without prejudicing its ability to defend against any claims the relevant Taxing authority may have with respect to matters unrelated to the Claim, the Controlling Party shall either accept such settlement offer or agree with the Indemnitor that the Indemnitor’s liability with respect to such Claim shall be limited to the lesser of (i) an amount calculated on the basis of such settlement offer plus interest owed to the relevant Taxing authority on the date of eventual payment or (ii) the amount calculated on the basis of a Final Determination.

(b) If it is determined that the Controlling Party shall pay the Tax claimed and seek a refund, the Indemnitor shall lend sufficient funds on an interest-free basis to the Controlling Party (with no net after-Tax cost to the Controlling Party), to cover any applicable indemnity obligations of the Indemnitor under this Agreement. To the extent such refund claim is ultimately disallowed, the loan or portion thereof equal to the amount of the refund claim so disallowed shall be applied against the Indemnitor’s obligation to make indemnity payments pursuant to this Agreement. To the extent such refund claim is allowed, the Controlling Party shall pay to the Indemnitor all amounts advanced to the Controlling Party with respect to the indemnity obligation within 10 days of the receipt of such refund (or if the Controlling Party would have received such refund but for the existence of a counterclaim or other claim not indemnified by the Indemnitor under this Agreement, within 10 days of the final resolution of the contest), plus an amount equal to any interest received (or that would have been received) from the relevant Taxing authority that is properly attributable to such amount.

(c) Except as provided below, the Controlling Party shall not settle a Claim that the Indemnitor is entitled to require the Controlling Party to contest under Section 3.03 without the prior written consent of the Indemnitor. At any time, whether before or after commencing to take any action pursuant to this Article III with respect to any Claim, the Controlling Party may decline to take action with respect to such Claim and may settle such Claim without the prior written consent of the Indemnitor by notifying the Indemnitor in writing that the Indemnitor is released from its obligations to indemnify the Controlling Party with respect to such Claim (which notification shall release the Indemnitor from such obligations except to the extent the Indemnitor has agreed in writing that it would be willing to have its liability calculated on the basis of a settlement offer, as provided in Section 3.04(a), at that point in the contest) and with respect to any Claim related to such Claim or based on the outcome of such Claim. If the Controlling Party settles any Claim or otherwise takes or declines to take any action pursuant to this paragraph, the Controlling Party shall pay to the Indemnitor any amounts paid or advanced by the Indemnitor with respect to such Claim (other than amounts payable by the Indemnitor in connection with a settlement offer pursuant to Section 3.04(a)), plus interest attributable to such amounts.

(d) If any party required to make a payment hereunder fails to make such payment when required by this Agreement (or, if no required time period is specified, within 10 Business Days of written request by the party to whom the payment is due), the amount due shall bear interest at a rate equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 2%.

ARTICLE IV

COOPERATION

The following provisions shall apply from and after the Distributions Time.

SECTION 4.01. Inconsistent Actions. Each party hereto agrees to, and to cause each of its Affiliates to, (a) report the Alberto-Culver Merger and the Alberto-Culver Conversion together as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code, the Alberto-Culver Contribution followed by the Share Distribution as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Code, and the Share Distribution as a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code on all Tax Returns and other filings, and (b) comply with and take no action inconsistent with the representations and covenants provided to the IRS in connection with obtaining the Private Letter Ruling, and (c) not fail to be engaged in the conduct of the active trade or businesses relied upon for purposes of satisfying the requirements of Section 355(b) of the Code for purposes of the Private Letter Ruling. For all Post-Distribution Periods, each party to this Agreement agrees to, and to cause each of its Affiliates to, in the absence of a controlling change in Applicable Laws or circumstances, report on all Tax Returns, the Tax consequences of the transactions undertaken pursuant to the Transaction Agreements and the Investment Agreement in accordance with the positions taken with respect to such transactions to the extent reported on Tax Returns filed with respect to all Covered Group Years in respect of such transactions. For the avoidance of doubt, any action described in proviso (A) to the definition of Sally Tainting Act (applied without regard to provisos (B) and (C) thereto) shall not be considered a violation by the Sally Parties of Section 4.01(b).

SECTION 4.02. Prohibited Acts.

(a) For 24 months following the Distributions Date (the “Restricted Period”), each of the Sally Parties and their Affiliates, on the one hand, and each of the Alberto-Culver Parties and its Affiliates, on the other hand, agree that they will not (i) redeem or otherwise repurchase any capital stock of New Sally or New Alberto-Culver other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, or (ii) enter into any agreements or arrangements with respect to transactions or events (including, but not limited to, capital contributions or acquisitions, entering into any partnership or joint venture arrangements, stock issuances, stock acquisitions, option grants, or a series of such transactions or events (but excluding the Share Distribution)), in the case of each of clauses (i) and (ii) above that, if considered part of a plan that includes the Share Distribution would result in one or more Persons acquiring, directly or indirectly, stock of New Sally or New Alberto-Culver representing a “50-percent or greater interest” therein within the meaning of Section 355(d)(4) of the Code (the acts described in Section 4.01 hereof and clauses (i) and (ii) above, collectively, the “Prohibited Acts”). Notwithstanding the foregoing, the following shall not be considered a Prohibited Act: (v) the issuance of any compensatory options by New Sally, (w) the issuance of any New Sally stock pursuant to any New Sally compensatory option, and (x) the repurchase of any New Sally restricted stock, in each case described in clauses (v), (w) and (x), if such action satisfies the conditions of Treasury Regulation 1.355-7(d)(8)(i) and (y) the acts described in proviso (A) to the definition of Sally Tainting Act (applied without regard to provisos (B) and (C) thereto). For the avoidance of doubt, any issuance of additional equity or rights to acquire new equity by New Sally to Investor or to new investors (other than pursuant to the preceding sentence) or a secondary acquisition of New Sally stock by Investor during the Restricted Period shall be considered a Prohibited Act.

(b) Notwithstanding the foregoing, a party may take any of the Prohibited Acts, subject to Section 2.04, if, (i) in the case of the Alberto-Culver Parties and their Affiliates, (A) New Alberto-Culver first obtains (at its expense) an opinion in form and substance reasonably acceptable to New Sally of Sidley Austin LLP or another nationally recognized law firm reasonably acceptable to New Sally, which opinion may be based on usual and customary factual representations, or (B) at New Alberto-Culver’s request, New Sally (at New Alberto-Culver’s expense) obtains a supplemental ruling from the IRS, or, (ii) in the case of New Sally and its Affiliates, (A) New Sally first obtains (at its expense) an opinion in form and substance reasonably acceptable to New Alberto-Culver of Debevoise & Plimpton LLP or another nationally recognized law firm reasonably acceptable to New Alberto-Culver, which opinion may be based on usual and customary factual representations or (B) New Sally (at its expense) obtains a supplemental ruling from the IRS, in each case that such Prohibited Act(s), and any transaction related thereto, will not affect any of the conclusions set forth in the Private Letter Ruling or Tax Opinion, including (i) the qualification of the Share Distribution under Section 355 and Section 368(a)(1)(D) of the Code, and (ii) the nonrecognition of gain to New Sally in the Share Distribution. A party may also take any of the Prohibited Acts, subject to Section 2.04, with the written consent of the other party in the other party’s sole and absolute discretion. During the Restricted Period, the parties shall provide, and shall cause their respective Affiliates to provide, all information reasonably requested by the other party relating to any transaction involving an acquisition (directly or indirectly) of that party’s stock within the meaning of Section 355(e) of the Code. The parties hereto agree that the payment of monetary compensation would not be an adequate remedy to a breach of the obligations described in the Prohibited Acts, and each party consents to the issuance and entry of an injunction to prevent a breach of the obligations contained in the Prohibited Acts, subject to the waiver and consent described in the preceding sentence. New Alberto-Culver represents that, to its knowledge, from the date of this Agreement until the time of the Distributions, and except as contemplated by the Investment Agreement or the Transaction Agreements, there will be no agreement, understanding, arrangement or substantial negotiations by New Sally (or any of its Subsidiaries) concerning any acquisition of New Sally stock for purposes of applying Treas. Reg. § 1.355-7(d)(3) and an opinion and/or ruling obtained in accordance with Section 4.02(b)(ii) may assume the accuracy of such representation.

SECTION 4.03. Cooperation with Respect to Tax Return Filings, Examinations and Tax Related Controversies. In addition to any obligations imposed pursuant to the Separation Agreement, each party shall fully cooperate with the other party and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, redetermination, examination, investigation, dispute, or litigation involving, any Tax Return required to be filed by such other party pursuant to this Agreement. Such cooperation shall include, but not be limited to, (x) the execution and delivery to such other party of any power of attorney required to allow such other party and its counsel to participate in or control any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in Article III, and (y) making available, during normal business hours, and within 15 days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with the preparation of any Tax return or any Tax inquiry, audit, redetermination, examination, investigation, dispute, litigation or any other matter. Any recoveries by the Sally Parties, the Alberto-Culver Parties, or any of their respective Affiliates against third parties (including awards for damages) relating to Restructuring Taxes shall be shared and allocated by the parties consistently with the allocation of the underlying Restructuring Taxes.

SECTION 4.04. Cooperation with Respect to Particular Tax Return Filings. With respect to each Alberto-Culver Subsidiary disclosed on Schedule 4.04 of this Agreement for which a Treasury Regulation Section 1.1503-2T(g)(2) election has or will be made for Pre-Distribution Periods, New Alberto-Culver shall prepare and New Sally shall timely file or cause to be timely filed a closing agreement with the IRS pursuant to Treasury Regulation Section 1.1503-2(g)(2)(iv)(B)(3)(i). New Alberto-Culver shall cause any Alberto-Culver Affiliate required to execute such closing agreement to actually execute such closing agreement, cooperate with the completion and timely filing of the closing agreement and accept and assume the Tax obligations related to the closing agreement. The Alberto-Culver Parties shall, in a manner consistent with Article IV of the Separation Agreement (including the principles of Section 4.05 of the Separation Agreement), indemnify, defend, and hold harmless the Sally Indemnified Parties from and against, any and all Indemnifiable Losses incurred or suffered by one or more of the Sally Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly any inaccuracy of any item disclosed on Schedule 4.04.

SECTION 4.05. Other Tax Matters. The Sally Parties agree not to take any action for a period of two years following the Distributions Date that would be reasonably likely to cause the original acquisition of Monarch Beauty Supply Co. Ltd. to fail to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code, provided that (a) the Sally Parties shall in no event be required under this Section 4.05 to pay any amount after the Distributions Time in excess of any refunds or other similar amounts received by the Sally Parties after the Distributions Time and (ii) the Sally Parties shall only be required to issue New Sally Common Stock in connection therewith to the extent requested by Alberto-Culver.

ARTICLE V

RETENTION OF RECORDS; ACCESS

The Alberto-Culver Group and the Sally Group shall retain all Information in accordance with Section 6.04 of the Separation Agreement. At or prior to the Distributions Time, Alberto-Culver shall make available to New Sally to copy all consolidated, combined and unitary Tax Returns of the Affiliated Group and all notes, workpapers, correspondence and other records related thereto.

ARTICLE VI

DISPUTES

From and after the Distributions Time, if New Alberto-Culver and New Sally cannot agree on the calculation of any liability under this Agreement, or the interpretation or application of any provision under this Agreement, either party may provide to the other party written notice of intent to invoke the dispute resolution procedures of this Article VI. Within 10 days following the receipt of such written notice, New Alberto-Culver and New Sally shall jointly retain a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. If the parties cannot jointly agree on an Independent Firm to resolve the dispute within the 10 day period, then each party shall select a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties, and both law or accounting firms shall jointly select an Independent Firm which shall make the determination under this Article VI. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. The Independent Firm shall determine the appropriate outcome based upon this Agreement with respect to each disputed item. The Independent Firm shall have 90 days from the date that it is selected in which to make such determinations, unless New Alberto-Culver and New Sally mutually agree on an extension of such period or the Independent Firm, in its discretion, determines that an extension of such period is warranted by exceptional circumstances. New Alberto-Culver and New Sally shall provide the Independent Firm with such information or documentation as the Independent Firm deems in its discretion to be necessary for it to make the determinations requested of it. Any determination by the Independent Firm shall be in writing. Following the decision of the Independent Firm, New Alberto-Culver and New Sally shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne by the party that such Independent Firm determines has lost the dispute. Notwithstanding the foregoing, this Article VI shall not apply to any dispute arising under Section 2.04 with respect to the respective liability of the parties in the event Restructuring Taxes are imposed.

ARTICLE VII

SURVIVAL OF LIABILITIES

Notwithstanding any other provision in this Agreement, any liabilities under this Agreement shall survive for 60 days following any applicable statute of limitation; provided, however, that each party may continue to demand the full amount of payment to be made with respect to any such liabilities under this Agreement and such liabilities shall continue to survive until paid in full in accordance with this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Entire Agreement; Construction. This Agreement, the Separation Agreement, the Investment Agreement and the Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Separation Agreement, the Investment Agreement or any other Ancillary Agreements the provisions of this Agreement shall control.

SECTION 8.02. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will remain in full force and effect and survive the Distributions Time.

SECTION 8.03. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

SECTION 8.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon confirmation of receipt if delivered by telefacsimile, (iii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iv) when received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to New Alberto-Culver or Alberto-Culver, to:

Alberto-Culver Company
2525 Armitage Avenue
Melrose Park, Illinois 60160

	Fax:	(708) 450-2511
	Attention:	Chief Executive Officer
Senior Vice President and General Counsel (with a separate notice to be sent to each such person)

with a copy to

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Frederick C. Lowinger, Esq.
David J. Zampa, Esq.

(b)	If to New Sally or Sally, to:

Sally Holdings, Inc.
3001 Colorado Blvd.
Denton, Texas 76210
	Fax:	(940) 297-4990
	Attention:	Vice President and General Counsel

with a copy at any time prior to the Distributions Time to

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Frederick C. Lowinger, Esq.
David J. Zampa, Esq.

And with a copy at any time to

CDRS Acquisition LLC
c/o Clayton, Dubilier & Rice Fund VII, L.P.
1403 Foulk Road, Suite 106
Wilmington, DE 19803
	Fax:	(302) 427-7398

With a copy to

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
	Fax:	(212) 909-6836
	Attention:	Paul S. Bird, Esq.

SECTION 8.05. Payments. Any payment that may be due under this Agreement is to be made by wire transfer of immediately available funds to the account designated by the Alberto-Culver Parties or the Sally Parties in such notice or by any other method as shall be agreed upon by the Alberto-Culver Parties and the Sally Parties.

SECTION 8.06. Consent to Jurisdiction. Each of the Sally Parties and the Alberto-Culver Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of the Sally Parties and the Alberto-Culver Parties hereby irrevocably submits with regard to any such action or proceeding for themselves and in respect to their property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Sally Parties and the Alberto-Culver Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 8.07. Amendments. This Agreement cannot be amended except by a written agreement executed by the Alberto-Culver Parties and the Sally Parties; provided, that unless the Investment Agreement shall have been terminated, any such amendment shall be subject to the prior written consent of Investor, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 8.08. Assignment. No party to this Agreement will (or permit any of the members of its Group to) convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other parties in their sole and absolute discretion; provided that the Sally Parties may assign this Agreement and all of their rights hereunder to their lenders and debt providers for collateral security purposes; and further provided, that unless the Investment Agreement shall have been terminated, any such assignment prior to the Distributions Time shall be subject to the prior written consent of Investor. Any conveyance, assignment or transfer requiring the prior written consent of the other parties or Investor pursuant to this Section 8.08 that is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The obligations of New Alberto-Culver and Alberto-Culver under this Agreement shall be binding upon any Person that acquires all or substantially all the assets or stock of New Alberto-Culver, whether by merger, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, and New Alberto-Culver shall not enter into any agreement for any such transaction that does not so expressly provide in writing. The obligations of Sally and New Sally under this Agreement shall be binding upon any Person that acquires all or substantially all the assets or stock of New Sally, whether by merger, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, and New Sally shall not enter into any agreement for any such transaction that does not so expressly provide in writing.

SECTION 8.09. Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.

SECTION 8.10. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties and Investor will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

SECTION 8.11. Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that the provisions of Sections 8.08 and 8.10, the proviso in Section 8.07, the proviso in Section 8.13 and this sentence of Section 8.11 shall inure to the benefit of Investor.

SECTION 8.12. Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

SECTION 8.13. Waivers; Remedies. Any agreement on the part of a party hereto to waive the performance by the other party of any of its covenants hereunder shall be valid only if set forth in a written instrument signed on behalf of such party; provided, that unless the Investment Agreement shall have been terminated, any such waiver shall be subject to the prior written consent of Investor, such consent not to be unreasonably withheld, conditioned or delayed. No failure or delay on the part of either the Sally Parties or the Alberto-Culver Parties in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either the Sally Parties or the Alberto-Culver Parties of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

SECTION 8.14. Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

SECTION 8.15. Performance. The Sally Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries. The Alberto-Culver Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries.

SECTION 8.16. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to pursue specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.17. Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

SECTION 8.18. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Sally Parties and the Alberto-Culver Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

NEW SALLY HOLDINGS, INC.

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	President

SALLY HOLDINGS, INC.

By:	/s/ Gary Winterhalter
Name:	Gary Winterhalter
Title:	President

NEW ARISTOTLE HOLDINGS, INC.

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	President

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President, General Counsel and Secretary